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                                                                   EXHIBIT 10.20

                              AMENDED AND RESTATED

              COLUMBIA BANKING SYSTEM, INC. AND COLUMBIA STATE BANK

                                 LIFE INSURANCE
                    ENDORSEMENT METHOD SPLIT DOLLAR AGREEMENT


Insurer:         Massachusetts Mutual Life Insurance Company

Policy Number:

Insurer:         New York Life Insurance Company

Policy Number:

Insurer:         Union Central Life Insurance Company

Policy Number:

Owner:           Columbia State Bank

Insured:         Executive

Effective Date:  August 1, 2001



This Agreement is by and between Columbia Bank System, Inc., Columbia State Bank; it's wholly owned subsidiary (either or both, as applicable, referred to interchangeably as the "Company"), and Executive, a senior executive of the Company.

I.   DEFINITIONS

     The term "Policy" shall refer to the above-cited policies as well any policies obtained, by means of 1035 exchange, to replace the above-cited policies. Policy definitions shall govern.

II.  POLICY TITLE AND OWNERSHIP

     The respective rights and duties of the Company and the Insured in the Policy shall be as follows:

     Title and ownership shall reside in the Company for its use and for the use of the Insured all in accordance with this Agreement. The Company alone may, to the extent of its interest, exercise the right to borrow or withdraw the Policy cash values or to terminate the Policy. Where the Company and the Insured, mutually agree to exercise the right to increase coverage under the Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

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III. BENEFICIARY DESIGNATION

     The Insured shall have the right and power to designate beneficiaries to receive his/her share of death proceeds, as provided in this Agreement. Likewise, the Insured shall have the right and power to elect and change a payment option for such beneficiaries.

IV.  PREMIUM PAYMENTS

     The Company shall pay premiums and the Insured shall not be responsible for any portion thereof.

V.   TAXABLE BENEFIT

     Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Company (or its administrator) will report to the Insured such imputed income on Form W-2 or its equivalent.

VI.  DIVISION OF DEATH PROCEEDS

     The Company shall be entitled to the death proceeds of the Policy except that, subject to Paragraph VII herein, beneficiaries designated by the Insured in accordance with Paragraph III, shall be entitled to a split dollar share of the death proceeds.

     1. If, at the time of his or her death, the Insured is employed by the Company, the Insured employee's beneficiary (ies), shall be entitled to an amount, as follows:

          (a)  If the Insured employee has not yet attained the age of seventy
               (70), the lesser of $1.2 million, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds; Net At Risk Insurance portion of the proceeds is the aggregate total proceeds less the cash value of the Policies designated herein;

          (b) If the Insured employee is seventy (70) or older, but not yet age eighty (80), the lesser of $1.0 million, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds;

          (c)  If the Insured employee dies after the attainment of age eighty
               (80), the lesser of $750,000, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds.

     2. If, at the time of his or her death, the Insured is no longer employed by the Company but, prior to death, was eligible to receive payments under that certain Executive Supplemental Compensation Agreement dated as of August 1, 2001, by and between the Company and the Insured (the SERP Agreement), the Insured's beneficiary (ies), shall be entitled to an amount, as follows. (For purposes of this Paragraph VI, the term


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          Applicable Percentage shall refer to the Applicable Percentage as defined in the SERP Agreement and in effect as of the Insured's last date of employment with the Company.)

          (a) If the Insured has not yet attained the age of seventy (70), the Applicable Percentage times the lesser of $1.2 million, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds;

          (b)  If the Insured is seventy (70) or older, but not yet age eighty
               (80), the Applicable Percentage times the lesser of $1.0 million, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds;

          (c) If the Insured dies after the attainment of age eighty (80), the Applicable Percentage times the lesser of $750,000, or one hundred percent (100%) of the Net At Risk Insurance portion of the proceeds.

     3. If the Company no longer employs the Insured at the time of death and the Insured was not eligible to receive payments under the SERP Agreement prior to death, the beneficiaries' share of Policy proceeds shall be $25,000.

     4. The Company and the Insured's beneficiaries shall share any interest due on death proceeds in the same pro rata ratio as applies to death proceeds, respectively.

     5. In the event that the Policy is terminated other than as a result of a termination of this Agreement pursuant to paragraph X, then the Bank shall pay to the Insured's beneficiary (ies) an amount which will provide a total after-tax death benefit equal to the benefit that the Insured would have received under Section 1 or 2 of this Paragraph VI if the Policy had not been terminated; provided, however, no benefit will be payable under Section 2(c) of this Paragraph VI if at the time of death the Policy is no longer in place due to a change in federal income tax treatment of Policy proceeds or action by bank regulatory authorities.

VII. DIVISION OF CASH SURRENDER VALUE

     The Company shall at all times be entitled to an amount equal to the Policy's cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Company and any applicable Policy surrender charges. Such cash value shall be determined as of the date of surrender of the Policy or death of the Insured as the case may be.

VIII. PREMIUM WAIVER

     If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Company.


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IX.  RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

     In the event the Policy involves an endowment or annuity element, the Company's right and interest in any endowment proceeds or annuity benefits shall be determined according to this Agreement, by regarding such endowment proceeds, or the commuted value of such annuity benefits, as the Policy's cash value. Such endowment proceeds or annuity benefits shall be treated like death proceeds for the purposes of division under this Agreement.

X.   TERMINATION OF AGREEMENT

     This Agreement shall terminate immediately upon the commission of any act by the Insured that results in the termination of the Policy by the Insurer.

     Except as provided above, this Agreement shall terminate upon distribution of death benefits in accordance with Paragraph VI above.

XI.  PROHIBITION ON ASSIGNMENT

     The Insured may not, without the prior written consent of the Company, assign to any individual, trust or other organization, any right, title or interest in the Policy or in any rights, options, privileges or duties created under this Agreement.

XII. AGREEMENT BINDING UPON THE PARTIES

     This Agreement shall be binding upon the Insured and the Company, and their respective heirs, successors, personal representatives and assigns, as applicable.

XIII. NAMED FIDUCIARY AND PLAN ADMINISTRATOR

     The Company is hereby designated the "Named Fiduciary" until resignation or removal by its Board of Directors. As Named Fiduciary, the Company shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may allocate to others certain aspects of the management and operations responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.


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XIV. FUNDING POLICY

     The funding Policy for this Agreement shall be to maintain the Policy in force by paying, when due, all premiums required.

XV.  CLAIM PROCEDURES

     Claims shall be directed to The Benefit Marketing Group, Inc., Atlanta Georgia (770-952-1529). If a claim is payable, a benefit check will be issued to the Named Fiduciary. In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial as required by the Policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer's actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI. GENDER AND PLURAL VS SINGULAR

     Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply. When applicable, nouns in the singular shall be read and construed as in the plural and visa versa.

XVII. INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

     The Insurer shall not be deemed a party to this Agreement, but will be served with an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

IN WITNESS WHEREOF, the Insured and duly authorized Company officer have signed this Agreement as of the above written date.

Columbia Banking System, Inc.                    Columbia State Bank


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Name:   J. James Gallagher                       Name:   Melanie J. Dressel
Title:  Vice Chairman & Chief                    Title:  President and Chief
        Executive Officer                                Executive Officer


Executive


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Name:   Executive


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Executive Name:


                         BENEFICIARIES DESIGNATION FORM

Primary Designation:

            Name                                   Relationship

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Contingent Designation:

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________________________, 2002



Signed:
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         Executive

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